Exhibit 99.1

Hampden Bancorp, Inc. Announces Date of Annual Meeting of Stockholders

SPRINGFIELD, Mass.--(BUSINESS WIRE)--June 11, 2014--Hampden Bancorp, Inc. (the “Company”) (NASDAQ:HBNK), the holding company for Hampden Bank (the “Bank”), announced that its 2014 annual meeting of stockholders will be held on Tuesday, November 4, 2014 at 10:00 a.m. (Eastern Time) at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, MA.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
Chief Financial Officer and Treasurer
rmassey@hampdenbank.com